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Exhibit 99.1

Regal Entertainment Group Announces Proposed Offering
of $275 Million of Senior Notes

        Knoxville, Tenn., Aug. 10, 2010—Regal Entertainment Group ("Regal" or the "Company") (NYSE: RGC), announced today that it plans to offer $275 million aggregate principal amount of its senior notes due 2018 (the "Notes"). The Company anticipates that the offering will close on or around August 16, 2010, subject to customary closing conditions. The Company intends to use all of the net proceeds of the offering (i) to redeem all of Regal Cinemas' outstanding 9.375% senior subordinated notes due 2012, (ii) to repurchase or repay all of the Company's outstanding 6.25% convertible senior notes due 2011, (iii) to pay fees and expenses related to this offering, and (iv) for general corporate purposes, which may include the redemption, repayment or repurchase of other indebtedness.

        A registration statement on Form S-3 relating to the Notes has been filed with the Securities and Exchange Commission and became effective upon filing. Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. are acting as joint book running managers for the offering. To obtain a copy of a prospectus for this offering, please contact Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; Barclays Capital Inc. toll-free at 1-888-603- 5847; Banc of America Securities LLC toll-free at 1-800-294-1322; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto.

Forward-looking Statements

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the proposed offering of the Notes and the anticipated use of the net proceeds from such offering. Although Regal believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Regal's expectations are disclosed in the risk factors contained in Regal's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

        Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. Regal's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,777 screens in 547 locations in 38 states and the District of Columbia. Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of Regal's theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

        Additional information is available on Regal's Web site at www.REGmovies.com.

Financial Contact:	Media Contacts:
Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President—Investor Relations	Senior Vice President—Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com

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Regal Entertainment Group Announces Proposed Offering of $275 Million of Senior Notes